UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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National Health Investors, Inc.
(Name of Registrant as Specified in its Charter)

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NATIONAL HEALTH INVESTORS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FRIDAY, MAY 7, 2010, 11:00 A.M. CDT

To Our Shareholders:

We cordially invite you to attend the Annual Meeting of the Shareholders (the “Meeting”) of National Health Investors, Inc. (“NHI” or the “Company”).  It will be held at the Center for the Arts, 110 W. College Street, Murfreesboro, Tennessee on Friday, May 7, 2010, at 11:00 a.m. CDT, for the following purposes:

(1)

To elect two directors; Ted H. Welch, who currently serves as a director of the Company, and J. Justin Hutchens, a new director;

(2)

To ratify the Audit Committee’s selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

(3)

To transact such other business as may properly come before the Meeting or any continuances of it.

The Board of Directors has fixed the close of business on Monday, March 8, 2010 (the “Record Date”), for the determination of shareholders who are entitled to vote at the Meeting, including any continuances.

To assure your representation at the Meeting, the Board of Directors solicits votes by the execution and prompt return of the proxy in the enclosed return envelope by mail or by use of our telephone or Internet voting procedures.  Any shareholder attending the Meeting may vote in person even if he or she has returned a proxy.  Whether you are able to attend the Meeting or not, we urge you to indicate your vote as follows:

*

FOR the election of Mr. Welch and Mr. Hutchens as Directors of NHI;

*

FOR ratification of the Audit Committee’s selection of BDO Seidman, LLP as our independent registered public accounting firm for the year ending December 31, 2010.

By order of the Board of Directors,

/s/ SUSAN V. SIDWELL

Corporate Secretary

Murfreesboro, Tennessee

March 19, 2010

NATIONAL HEALTH INVESTORS, INC.

222 Robert Rose Drive

Murfreesboro, Tennessee 37129

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of National Health Investors, Inc. (“NHI” or the “Company”) to be voted at the Annual Meeting (the “Meeting”) of the Shareholders to be held on Friday, May 7, 2010, commencing at 11:00 a.m. CDT and at any continuances of the Meeting.  The Meeting will be held at the Center for the Arts, 110 W. College Street, Murfreesboro, Tennessee.  It is anticipated that this Proxy Statement and the form of proxy solicited on behalf of our Board of Directors will be filed with the Securities and Exchange Commission (“SEC”) and an accompanying Notice mailed to our shareholders on March 19, 2010.

If a shareholder duly executes and returns a proxy in the accompanying form or uses our telephone or Internet voting procedures to authorize the named proxies to vote the shareholder’s shares, those shares will be voted as specified, and if no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors.  The proxy and any votes cast using our telephone or Internet voting procedures may be revoked prior to exercise by (a) filing with the Secretary of the Company a written revocation, (b) by executing a later dated proxy, (c) by casting a later vote using the telephone or Internet voting procedures, or (d) by attending the Meeting and voting in person.

As permitted by the SEC, we are making this Proxy Statement and our 2009 Annual Report on Form 10-K (the “2009 Annual Report”) available to our shareholders electronically via the Internet.  If you received a Notice by mail, you will not automatically receive a printed copy of the proxy material in the mail.  Instead, the Notice instructs you how to access and review all of the important information contained in the Proxy Statement and 2009 Annual Report.  The Notice also instructs you how to submit your vote over the Internet.  If you received a Notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting such materials included in the Notice.

VOTING SECURITIES

Only shareholders of record at the close of business on Monday, March 8, 2010, (the “Record Date”), are entitled to notice of and to vote at the Meeting or any continuances.  On March 8, 2010, we had outstanding 27,634,927 shares of our Common Stock, par value $.01 per share (“Common Stock”).  We have no class or series of shares currently outstanding other than our Common Stock.  Each holder of the shares of Common Stock is entitled to one vote per share on all matters properly brought before the Meeting.  Shareholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.  There are no rights of appraisal or similar dissenter's rights with respect to any matter to be acted upon pursuant to this proxy statement.

EQUITY OWNERSHIP OF CERTAIN PRINCIPAL BENEFICIAL OWNERS

The following information is based upon filings made by the persons or entities identified below with the SEC.  Except as set forth below, on March 8, 2010, no person was known to us to own beneficially more than 5% of the outstanding Common Stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,193,519	7.94%
Common Stock	Dorothy B. Adams 5380 Gulf of Mexico Drive, Suite 105 Longboat Key, FL 34228	1,927,122	6.97%
Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,650,471	5.97%
Common Stock	National HealthCare Corporation 100 Vine Street, Suite 1400 Murfreesboro, TN 37130	1,630,462	5.90%
Common Stock	W. Andrew Adams 222 Robert Rose Drive Murfreesboro, TN 37129	1,462,420(1)	5.28%

(1) Ownership as defined by the SEC and not as defined in real estate investment trust regulations.  Includes options to purchase 65,000 shares of Common Stock.

EQUITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the beneficial ownership, reported to us as of March 8, 2010, of our Common Stock of each director and each executive officer listed in the table below, and of the directors and executive officers as a group:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Common Stock	W. Andrew Adams 222 Robert Rose Drive Murfreesboro, TN 37129	1,462,420(2)	5.28%
Common Stock	Robert A. McCabe, Jr. 211 Commerce St., Ste. 300 Nashville, TN 37201	31,000(3)	*
Common Stock	Robert T. Webb 141 E. MTCS Road Murfreesboro, TN 37129	170,570(4)	*
Common Stock	Ted H. Welch 611 Commerce St., Ste. 2920 Nashville, TN 37203	143,799(5)	*
Common Stock	J. Justin Hutchens 222 Robert Rose Drive Murfreesboro, TN 37129	116,138(6)	*
Common Stock	Roger R. Hopkins 222 Robert Rose Drive Murfreesboro, TN 37129	37,425(7)	*
Common Stock	Kristin S. Gaines 222 Robert Rose Drive Murfreesboro, TN 37129	43,185(8)	*
Common Stock	All Directors and Executive Officers as a group – 7 persons	2,004,537(9)	7.15%

* Less than 1%

(1) Except as otherwise noted, all shares are owned beneficially with sole voting and investment power.  For purposes of computing the amount of shares of each person, all directors and executive officers as a group, and the percent of class, the number of shares outstanding includes shares purchasable by such persons upon exercise of outstanding options that are presently exercisable or will become exercisable within 60 days of March 8, 2010, as noted in (9) below.

(2) Includes options to purchase 65,000 shares of Common Stock.  Mr. Adams expressly disclaims ownership in 222,307 shares which are owned by a private foundation of which he is a director.

(3) Includes options to purchase 30,000 shares of Common Stock.

(4) Includes options to purchase 60,000 shares of Common Stock.

(5) Includes options to purchase 90,000 shares of Common Stock.

(6) Includes options to purchase 100,000 shares of Common Stock.

(7) Includes options to purchase 21,666 shares of Common Stock.

(8) Includes options to purchase 38,332 shares of Common Stock.

(9) Includes options to purchase 404,998 shares of Common Stock.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

NHI is managed by its four-person Board of Directors.  On March 10, 2010, the Board of Directors elected to expand the size of the Board to five members.  A director may be removed from office for cause only.  Officers serve at the pleasure of the Board of Directors for a term of one year.

The following table gives information about our directors and executive officers:

Name	Age	Position	Expiration of term
W. Andrew Adams	64	Chairman of the Board and CEO(1)	2011
Robert A. McCabe, Jr.	59	Director(2)	2011
Robert T. Webb	65	Director	2012
Ted H. Welch	76	Director	2010
J. Justin Hutchens	35	President and COO(3)	-
Roger R. Hopkins	48	Chief Accounting Officer	-
Kristin S. Gaines	38	Chief Credit Officer	-

(1) Mr. Adams served as President and CEO until February 25, 2009.  Mr. Adams has remained with us as CEO and Chairman of the Board of Directors.

(2) All directors except Mr. McCabe were first elected in 1991.  Mr. McCabe was first elected in 2001.

(3) Mr. Hutchens joined the Company as President and Chief Operating Officer effective February 25, 2009.  Mr. Hutchens has been nominated to be elected as a director at the Meeting.

W. Andrew Adams has been our Chairman of the Board and Chief Executive Officer since our inception in 1991.  Mr. Adams was President and Chief Executive Officer of National HealthCare Corporation (“NHC”) until he resigned those positions in 2004.  He remains on its Board of Directors, and served as Chairman of the Board until 2008.  Mr. Adams served as President of National Health Realty, Inc. (“NHR”) from 1997 until November 2004 and served as Chairman of the Board until NHR was acquired by NHC in 2007.  Mr. Adams has previously served on the Boards of Assisted Living Concepts, SunTrust Bank, David Lipscomb University and the Boy Scouts of America.  He received his B.S. and M.B.A. degrees from Middle Tennessee State University. The Board concluded Mr. Adams should serve as a director of the Company based on his role as Chief Executive Officer of the Company, extensive experience in the healthcare and REIT industry and his thorough understanding of the healthcare industry.

Robert A. McCabe, Jr. (Independent Director) has served as a director of the Company since February 2001.  Mr. McCabe has been Chairman of Pinnacle Financial Partners in Nashville, Tennessee since August, 2000.  He began his banking career with the former Park National Bank of Knoxville, Tennessee (“PNB”) and held numerous executive positions with PNB and its successor, First American National Bank.  In 1994, Mr. McCabe was appointed vice chairman of First American Corporation.  In March 1999, he was appointed by First American to manage all banking and non-banking operations, a position he held until First American's merger with AmSouth Bancorporation in October 1999.  Mr. McCabe also serves as a director of Nashville Electric Service and SSC Services of Knoxville, Tennessee. Mr. McCabe was also a director of Goldleaf Financial Solutions, Inc. until its sale in 2009.  He is also a member of the World President's Organization, Chief Executives Organization, serves as Chairman of the Board of Trustees of The Ensworth School and is immediate past chairman of Cheekwood Botanical Gardens and Museum of Art.  He is also the past chairman of the Middle Tennessee Boy Scout Council, The Nashville Symphony and the Nashville Downtown Partnership.  Mr. McCabe received his M.B.A. from the University of Tennessee and graduated from the Advanced Management Program of Harvard Business School.  Mr. McCabe is Chairman of NHI’s Audit Committee, and is a member of the Nominating and Corporate Governance Committee and Compensation Committee.  The Board concluded Mr. McCabe should serve as a director of the Company because of his extensive leadership experience, his understanding of finance, accounting and the banking industry, and his independence from the Company.

Robert T. Webb (Independent Director) has served as a director of the Company since its inception in 1991.  Mr. Webb is the owner of commercial buildings and rental properties in the Middle Tennessee area and is a subdivision developer.  Additionally, Mr. Webb is the President (retired) and principal owner of Webb’s Refreshments, Inc., which has been in operation serving the Middle Tennessee area since 1976. He attended David Lipscomb College and received a B.A. in business marketing from Middle Tennessee State University in 1969.  Mr. Webb is Chairman of NHI's Nominating and Corporate Governance Committee, and is a member of the Audit Committee and Compensation Committee. The Board concluded Mr. Webb should serve as a director of the Company based on his extensive real estate business experience, his leadership qualities and his independence from the Company.

Ted H. Welch (Independent Director) has served as a director of the Company since its inception in 1991.  Mr. Welch serves on the Board of Directors of FirstBank, SSC Service Solutions and the U.S. Chamber of Commerce.  Mr. Welch received a B.S. from the University of Tennessee at Martin, attended the Graduate School of Management at Indiana University, and has received an Honorary Doctorate degree from Freed-Hardeman University.  Mr. Welch is Chairman of NHI’s Compensation Committee, and is a member of the Audit Committee and Nominating and Corporate Governance Committee. The Board concluded Mr. Welch should serve as a director of the Company because on his extensive leadership experience, his understanding of finance and the real estate industry, and his independence from the Company.

J. Justin Hutchens was appointed as the President and Chief Operating Officer of NHI on February 25, 2009.  Prior to joining NHI, he held both regional and national management positions with assisted living and long-term care operating companies.  Mr. Hutchens has national operating experience as the Senior Vice-President & COO of Summerville Senior Living in 2003 until the Summerville merger with Emeritus Senior Living (NYSE:ESC) in 2007 at which time he was appointed the Executive Vice-President & COO role of Emeritus.  He received a B.S. degree in Human Services from the University of Northern Colorado in Greeley, CO.  Mr. Hutchens undertook his graduate studies in Management at Regis University in Denver, CO. He completed an Executive Management Program studying Measurement and Control of Organizational Performance at the University of Michigan in Ann Arbor, MI.  Mr. Hutchens has been nominated as a director of the Company based on his planned succession to the role of Chief Executive Officer and his executive experience in the long-term care industry.

Roger R. Hopkins joined us in 2006 and was named Chief Accounting Officer on December 31, 2006.  Until 2006, he was a partner in the Tennessee regional accounting firm of Rodefer Moss & Co, PLLC.  He was previously a senior manager in the Nashville, Tennessee office of Deloitte & Touche.  Mr. Hopkins received his B.S. degree in accounting from Tennessee Technological University in 1982 and is a Certified Public Accountant.

Kristin S. Gaines (Chief Credit Officer) joined the Company on March 13, 1998 as a Credit Analyst and later Assistant Vice President, Finance and Vice President, Operations, in charge of overseeing portfolio compliance and underwriting.  Ms. Gaines received her B.B.A. in Accounting from Middle Tennessee State University in 1993 and her M.B.A. from Middle Tennessee State University in 1998.

Board of Directors and Committees of the Board

Our Company is led by Mr. W. Andrew Adams, who has served as our Chairman and Chief Executive Officer since the Company was founded in 1991. Our Board of Directors is comprised of Mr. Adams and three independent directors. Mr. Adams presides over meetings of the full board. The Board of Directors has three standing independent committees with separate chairs—the Nominating and Corporate Governance Committee, Audit Committee, and Compensation Committee. Mr. Adams does not serve on any of these committees. The Company does not have a lead director, but our corporate governance guidelines provide that our non-management directors will meet in executive session at least annually and generally each quarter.

We believe that this leadership structure has been effective for the Company. Our corporate leadership structure is commonly utilized by other public companies in the United States. We believe that having Mr. Adams as Chairman and CEO together with independent chairs for each of our board committees provides the right form of leadership for the Company. We have a single leader for our Company and he is seen by our customers, business partners, investors and other stakeholders as providing strong leadership for the company and in the healthcare industry.  Our Board plans to expand by adding Mr. Hutchens as a Board member.  This is consistent with our leadership structure as the Board is implementing a succession plan whereby Mr. Hutchens will become the CEO.  Upon the retirement of Mr. Adams as CEO, the Board will reconsider its structure and may separate the role of chairman and CEO in order to retain Mr. Adams in the role of chairman.

Our full board regularly engages in discussions of risk management and receives reports on risk management from members of management. Each of our other board committees also considers the risk within its areas of responsibility. We believe this structure provides effective oversight of the risk management function.

The Board of Directors held 14 meetings during 2009.  All directors were present at the meetings of the Board.  The Company strongly urges, but does not require, directors to attend the Annual Meeting of Shareholders.  All directors were in attendance at the 2009 Annual Meeting.

The Board of Directors has determined that no director other than Mr. Adams has a material relationship with the Company.  Accordingly, Mr. McCabe, Mr. Webb and Mr. Welch are “independent” directors based on an affirmative determination by our Board of Directors in accordance with the listing standards of the New York Stock Exchange (“NYSE”) and the SEC.  Provided Mr. Hutchens is elected to the Board, as President and Chief Operating Officer, he will not be an “independent” director based on the listing standards of the NYSE.

The three standing committees of the Board of Directors are the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee, the charters of which are provided on our website at www.nhinvestors.com.  Each committee is comprised of at least three independent directors, and each committee is submitting a report in this Proxy Statement.  Each committee adopted its respective charter, which provides that each committee elect a chairman.  The committee meetings serve as the vehicle for addressing matters at a detailed level which are then brought to the full Board of

Directors for specific action.  During the Board meetings, there are regularly scheduled “Executive Sessions” of the independent directors.  A presiding director of each Executive Session meeting is elected by the independent directors in attendance.  The independent directors listed above are each members of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.  Provided Mr. Hutchens is elected as a director, he will not serve on any of the committees.

The Board of Directors has adopted the NHI Code of Business Conduct and Ethics and the NHI Valuesline program which are described on our website.  This Proxy Statement contains a description of our Valuesline program under the caption “Shareholder Communications.”

The Board of Directors has determined that the chairman of the Audit Committee, Mr. McCabe, meets the SEC’s definition of  “audit committee financial expert” and all three members of the Audit Committee are “financially literate” as required by NYSE rules.  The Company has determined that Mr. McCabe is independent, as independence for audit committee members is defined under the NYSE listing standards. We maintain an internal audit function as required by NYSE rules to provide management and the Audit Committee with ongoing assessment of our risk management processes and system of internal control over financial reporting.  During 2009, we outsourced this internal audit function to Rodefer Moss & Co., a Tennessee regional accounting firm with significant experience in providing audit and non-audit related services to its SEC clients.

COMMITTEE REPORTS

Report of the Audit Committee

The primary functions of the NHI Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: (a) the Company's systems of internal controls regarding finance, accounting, legal compliance and ethical behavior; (b) the Company's auditing, accounting and financial reporting processes; (c) the Company's financial statements and other financial information provided by the Company to its shareholders, the public and others; (d) the Company’s compliance with legal and regulatory requirements; and (e) the performance of the Company’s internal audit function and independent auditors. The Committee has the sole authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors or nominate the independent auditors for shareholder approval. The Committee approves all audit engagement fees and terms and all non-audit engagements with the independent auditors.

During 2009, the Audit Committee met 5 times and all members were present at the meetings.  At the 2009 Annual Meeting, shareholders ratified the Audit Committee’s selection of BDO Seidman, LLP (“BDO”) as the independent registered public accounting firm for the 2009 fiscal year.  BDO was engaged to review the condensed consolidated financial statements set forth in our Quarterly Report on Form 10-Q for each of the first three quarters of 2009 and to audit the Company’s consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2009.  Our Company’s management has the primary responsibility for the preparation of the financial statements and the periodic filings with the SEC.

The responsibility of BDO is to express an opinion on the conformity, in all material respects, of the Company’s audited consolidated financial statements and financial statement schedules with accounting principles generally accepted in the United States of America, and to express an opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and their reports dated February 20, 2010 expressed an unqualified opinion thereon.

The Audit Committee (a) reviewed and discussed with management and BDO the quarterly and annual financial statements and disclosures of the Company contained in Forms 10-Q and Form 10-K, respectively, (b) reviewed internal operating reports with management, and (c) made detailed inquiries of the Company’s internal auditor and independent auditor as part of the Committee’s review of the Company’s internal controls over financial reporting.  During Audit Committee meetings, the members met in executive session individually with the President, the Chief Accounting Officer (who also oversees Sarbanes-Oxley §404 compliance) and the internal auditor and BDO, whenever the Audit Committee deemed it appropriate.  The Audit Committee has discussed with BDO the matters required by generally accepted auditing standards and as required by SEC and NYSE rules. In addition, the Audit Committee has received from and discussed with BDO the written disclosures and letter from BDO required by the applicable requirements of the Public Company Accounting Oversight Board regarding BDO’s communications with the audit committee concerning independence and concluded that BDO remains independent from management and the Company.

Independent Registered Public Accounting Firm Fees and Services

The aggregate professional fees billed by BDO for each of the following categories of services for the past two years are set forth below:

	2009	2008
Audit Fees (audit of annual financial statements and disclosures in Form 10-K; review of financial statements and disclosures in Form 10-Q; Sarbanes-Oxley 404 attestation services)	$340,697	$295,914
Audit-Related Fees (SEC comment letter consultation and other technical issues)	—	23,640
Tax Fees (tax compliance and consultation)	—	3,727
All Other Fees	—	—

The Audit Committee exercised its responsibility to pre-approve all services provided by BDO within the categories listed above.  The Audit Committee delegates to the Chairman of the Committee the authority to pre-approve fees for services to be provided by BDO until a formal annual audit plan and fee estimate is presented to a regularly scheduled meeting of the Audit Committee for review and approval.

In reliance on the reviews and discussions referred to above, the responsibilities outlined in the Restated Audit Committee Charter and legal requirements applicable for 2009, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements and Management’s Annual Report on Internal Control Over Financial Reporting be included in the Company's Annual Report on Form 10-K to the SEC for the year ended December 31, 2009.

This report is hereby submitted by the NHI Audit Committee.

Robert A. McCabe, Jr., Chairman

Robert T. Webb

Ted H. Welch

Report of the Compensation Committee

The purpose of the Compensation Committee is to discharge the responsibilities of the Board relating to the compensation of our executive officers and to review and approve senior officer’s compensation.  The Compensation Committee met 3 times during 2009.  All members were present at each meeting.

Compensation Discussion and Analysis

Prior to March 31, 2008, we operated under an Advisory, Administrative Services and Facilities Agreement (the “Advisory Agreement”) whereby the management advisor, Management Advisory Source, LLC (“MAS”) formed by NHI’s President and Board Chairman, W. Andrew Adams managed all of our day-to-day business affairs and provided all administrative services through its personnel or through other contractual agreements, all subject to the supervision and policies established by our Board of Directors.  On December 3, 2007, we elected to become a self-managed REIT with our own management reporting directly to the Board of Directors and we notified MAS of our intent to terminate the Advisory Agreement effective March 31, 2008.  As a result, other than stock options and restricted stock grants, the Compensation Committee did not determine compensation of its executive officers prior to March 31, 2008; rather this was determined by MAS under the Advisory Agreement.

Beginning in March 2008, the objective of our compensation programs became to actively motivate and retain qualified senior officers and other key employees who are responsible for our success.  The compensation program is designed to reward our officers for the Company’s performance as a whole and for the officer’s individual effort in achieving the Company’s goals.  Our compensation program includes the elements of (a) a base salary that is reflective of job responsibilities, expertise, and comparability to the same positions with companies in our peer group, (b) an annual bonus to reward individual effort in achieving the Company’s goals, and (c) share-based compensation to align the financial interests of our senior officers with those of our shareholders.  Since our compensation programs have only been developed since March 2008, this is an area that the Compensation Committee is still actively reviewing and revising.  The Compensation Committee has not engaged a compensation consultant to date.

The Compensation Committee reviews the compensation of companies within our peer group.  Our peer group is seven other REITS, primarily in the healthcare industry, and includes: HCP, Inc.; Health Care REIT, Inc.; LTC Properties, Inc.; Nationwide Health Properties, Inc.; Omega Healthcare Investors, Inc.; Senior Housing Properties Trust and Ventas, Inc.  We believe our executive officers’ compensation is generally lower than the compensation received by executive officers in similar positions within our peer group. The Compensation Committee specifically discussed, and concluded that we do not believe our policies and practices of compensating our employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company because such policies and practices do not relate to risk management practices and risk-taking incentives.

Chief Executive Officer

On January 29, 2008, we received notice from Mr. Adams that he intended to resign as President of NHI.  On April 1, 2008, the Company entered into a Consulting Agreement with Mr. Adams pursuant to which he agreed to continue to act as Chief Executive Officer and President of the Company and help in the selection of a new executive officer. The agreement provided that Mr. Adams would be paid $1. However, the Consulting Agreement contemplated that the Company at its sole election, pay Mr. Adams additional compensation. On December 12, 2008, the Compensation Committee approved the payment of a bonus of $900,000 to Mr. Adams for his services as interim CEO and President for the period from April 1, 2008 through December 31, 2008. On February 20, 2009, the Compensation Committee approved the payment of $180,822 to Mr. Adams for his services as interim CEO for the period from January 1, 2009 through February 24, 2009.

Effective February 25, 2009, the Company entered into an Amended and Restated Consulting Agreement with Mr. W. Andrew Adams pursuant to which Mr. Adams agreed to continue as Chief Executive Officer of the Company.  The Consulting Agreement provided that Mr. Adams be paid during the first twelve months of the agreement, an annual salary equal to 95% of the total compensation received by the highest paid employee of the Company. Based on this Consulting Agreement, Mr. Adams was paid $785,929 for services provided from February 25, 2009 to December 31, 2009.

In March 2010, the Consulting Agreement was amended again.  As amended, the Consulting Agreement provides that Mr. Adams will continue to transition the position of Chief Executive Officer to Mr. Hutchens, which transition will be completed on or before March 1, 2011.  Mr. Adams will continue to provide consulting services, even though on a more limited basis, to the Company with respect to (i) capital formation strategy and balance sheet structure, (ii) legal issues, (iii) assisting the President with the identification and employment of individuals to fill certain key positions, (iv) ongoing Securities and Exchange Commission filings and (v) goal setting and strategic planning.  Mr. Adams will not be involved in the review, analysis or negotiation of any potential new investments.  As a result of this transition, Mr. Adams’ annual compensation will be reduced to 65% of the base salary and annual incentive award (or cash performance incentive plan, as applicable) paid to the highest paid employee of the Company.  Mr. Adams shall also be entitled to receive an equity grant equal to 65% of the equity granted made to the highest paid employee of the Company.  In addition, the Directors, at their sole discretion, may pay Mr. Adams a bonus amount for the services provided.  Thus for 2010, Mr. Adams will be entitled to a base salary of $247,000 and a bonus equal to 65% of the bonus paid to Mr. Hutchens.  On March 19, 2010, Mr. Adams was granted options to purchase 65,000 shares of Common Stock at the closing price of our Common Stock on March 19, 2010.  The option was fully vested on the date of grant.

President and Chief Operating Officer

Effective February 25, 2009, the Company appointed J. Justin Hutchens as President and Chief Operating Officer of the Company.  In connection with the appointment of Mr. Hutchens, the Company entered into an employment agreement (the “Agreement”) with Mr. Hutchens.   The Agreement has a three year term and provides an initial base salary of $380,000 and an initial annual bonus of $380,000. The Agreement provides Mr. Hutchens with the option of an alternative compensation at his election under a Cash Performance Incentive Plan which is driven by the Company’s funds from operation (“FFO”) and dividend growth. Under the Cash Performance Incentive Plan, Mr. Hutchens would also be entitled to an FFO Bonus based on the Company’s recurring FFO as defined in the Agreement and a Dividend Bonus based on the Company’s recurring dividends as defined in the Agreement.  The Agreement provides for a grant of options to purchase 100,000 shares of Common Stock of the Company at the market price on the date of grant on the effective date of the Agreement and on each anniversary of the effective date of this Agreement until 2018, provided he remains employed by the Company on such anniversary date.

For 2009, Mr. Hutchens received a salary of $380,000 and a bonus of $380,000 as provided in the Agreement.  On February 25, 2009, Mr. Hutchens received options to purchase 100,000 shares at an exercise price of $25.29 per share.  The Agreement also provided for a sign-on bonus of $120,000 and a relocation allowance of $150,000, which amounts were paid in 2009.

In March 2010, the Agreement was amended and provides that Mr. Hutchens will become Chief Executive Officer of the Company when Mr. Adams resigns from such position, on or before March 1, 2011.  The Agreement Amendment provides that the Agreement will be extended until the third anniversary of the Agreement Amendment and such term shall automatically be extended for an additional one year period on the first anniversary of the Agreement Amendment unless 90 days prior notice is given by either party.  The Agreement Amendment further provides that if his employment is terminated due to a Without Cause Termination or Constructive Discharge (as each are defined in the Agreement), the Company will pay Mr. Hutchens in a lump sum payment upon such termination an amount equal to $380,000.  If Mr. Hutchens resigns his employment with the Company during the term of the Agreement other than due to a Constructive Discharge, Mr. Hutchens will pay the Company in a lump sum an amount equal to $380,000 upon such termination.   In addition, Mr. Hutchens elected to be compensated under the Cash Performance Incentive Plan.  The Cash Performance Incentive Plan, as amended, provides a base salary of $380,000 for 2010 and provides an FFO Bonus based on the Company’s recurring FFO as defined in the Agreement and a Dividend Bonus based on the Company’s recurring dividends as defined in the Agreement.  For 2010, the potential FFO Bonus is $290,000, provided the recurring FFO goal is met and the minimum Dividend Bonus is $290,000, provided the recurring dividend goal is met.  On March 19, 2010, Mr. Hutchens was granted options to purchase 100,000 shares of Common Stock at the closing price of our Common Stock on March 19, 2010.  The option was fully vested on the date of grant.

Other Named Executive Officers

On March 2, 2010, Mr. Hopkins’ base salary was set at $250,000 and Mr. Hopkins received a bonus for 2009 of $75,000.  Mr. Hopkins’ incentive plan for 2010 provides for a bonus potential of up to $78,000 based on achieving certain goals related to timing of SEC filings and successfully contributing to the achievement of recurring FFO and dividend payout goals. In addition, on March 2, 2010, the Company granted Mr. Hopkins options to purchase 50,000 shares of our Common Stock at a purchase price of $34.48 per share.  Mr. Hopkins’ option vested one third on the date of grant and one third on each of the first and second anniversary of the date of grant.

On March 2, 2010, Kristin S. Gaines was appointed Chief Credit Officer of the Company.  Ms. Gaines’ base salary was set at $125,000 and Ms. Gaines received a bonus for 2009 of $90,000.  Ms. Gaines’ incentive plan for 2010 provides for a bonus potential of up to $125,000 based on achieving goals related to new transactions, compliance analysis and contributing to the achievement of recurring FFO and dividend payout goals.  In addition, on March 2, 2010, the Company granted Ms. Gaines options to purchase 50,000 shares of our Common Stock at a purchase price of $34.48 per share.  Ms. Gaines’ option vested one third on the date of grant and one third on each of the first and second anniversary of the date of grant.

Role of Executive Officers in Determining Compensation

The Compensation Committee makes all final determinations with respect to executive officers’ compensation, based on information provided by management and an appraisal of the Company’s financial status.  The Chief Executive Officer does make recommendations to the Compensation Committee relating to the compensation of executive officers who directly report to him, but the Compensation Committee has full autonomy in determining executive compensation.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that compensation in excess of $1 million paid to certain executive officers is not deductible unless it is performance-based. The Compensation Committee will periodically review and consider whether particular compensation and incentive payments to the Company’s executives will be deductible for federal income tax purposes. However, the Compensation Committee retains the ability to evaluate the performance of the Company’s executives and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation under federal tax law.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This Report is hereby submitted by the NHI Compensation Committee.

Ted H. Welch, Chairman

Robert A. McCabe, Jr.

Robert T. Webb

This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange

Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under these acts.

2009 Summary Compensation Table

The following table sets forth the compensation earned by the Chief Executive Officer, Chief Operating Officer and Chief Accounting Officer at December 31, 2009 or during the 2009 fiscal year (collectively, the “Named Executive Officers”) for their services in all capacities to the Company for the 2009, 2008 and 2007 fiscal years. Ms. Gaines was named Chief Credit Officer on March 2, 2010, but was not considered a Named Executive Officer at December 31, 2009.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non- Equity Incentive Plan Comp. ($)	Change in Pension Value and Nonqualified Deferred Comp. Earnings ($)	All Other Comp. ($)	Total ($)
W. Andrew Adams Chief Executive Officer	2009 2008 2007	— — —	966,751 1,762,000 3,625,000	— — —	— — —	— — —	— — —	— — —	966,751 1,762,000(3) 3,625,000(3)
J. Justin Hutchens Chief Operating Officer	2009 2008 2007	299,615 N/A N/A	436,667(4) N/A N/A	— N/A N/A	257,300 N/A N/A	— N/A N/A	— N/A N/A	150,000(5) N/A N/A	1,143,582 N/A N/A
Roger R. Hopkins Chief Accounting Officer	2009 2008 2007	218,269 200,000 140,000	75,000 40,000 50,000	— 58,480 —	178,784 24,567 —	— — —	— — —	3,450(6) — —	475,503 323,047 190,000

(1) Only Mr. Adams, Mr. Hutchens and Mr. Hopkins meet the SEC’s definition of “Executive Officer” for NHI, and were paid in excess of $100,000.

(2) Represents amounts to be expensed by us over the vesting period for grants made to executive officers.  Such grants provide our executive officers the opportunity to purchase shares of NHI Common Stock at some future date at the fair market value of the stock on the date of the grant.  The dollar value of the stock option grants is based on the grant date fair value.  For additional information on the valuation assumptions with respect to the 2009 expense, refer to Note 11 of NHI’s consolidated financial statements in Form 10-K for the year ended December 31, 2009, as filed with the SEC.  The grant date fair value does not represent cash received by the executive in 2009.  Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our Common Stock.  Stock options add value to the recipient only when stockholders benefit from stock price appreciation and, as such, further align management’s interests with those of our stockholders.

(3) In 2007 and the period from January 1, 2008 through March 31, 2008, NHI paid an Advisory Agreement fee to Management Advisory Source, LLC (“MAS”) a company wholly owned by Mr. Adams and described in this Proxy Statement under the caption “Certain Relationships and Related Transactions”.  As described, on April 1, 2008, we entered into a Consulting Agreement with Mr. Adams.  Fees earned by MAS and Mr. Adams are shown in the table above as a bonus.

(4) Includes a signing bonus of $120,000.

(5) Mr. Hutchens received $150,000 in relocation payments.

(6) This amount represents the value of dividends Mr. Hopkins received on unvested restricted stock awards.

Grants of Plan-Based Awards in 2009

The following table describes non-equity incentive awards granted to our Named Executive Officers in 2009.

Name	Grant Date	All Restricted Stock Awards: Number of Shares of Stock or Units (#)	All Stock Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh) (2)
W. Andrew Adams	N/A	—	—	—	—
J. Justin Hutchens	2/25/09	—	100,000(1)	25.29	2.57
Roger Hopkins	2/25/09	—	50,000(1)	25.29	3.58

(1) On February 25, 2009, the Company granted options to purchase 100,000 shares to Mr. Hutchens and 50,000 shares to Mr. Hopkins.  These option grants provided for vesting immediately for Mr. Hutchens and on a straight-line basis on the grant date anniversary over the next two years with one-third vesting immediately for Mr. Hopkins.  A change of control of NHI will cause the unvested options to vest immediately.

(2) The grant date fair value and does not represent cash received by the named executive officers in 2009.  Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our Common Stock.  Stock options add value to the recipient only when stockholders benefit from stock price appreciation and, as such, further align management’s interests with those of our stockholders.

2009 Option Exercises and Stock Vested At Fiscal Year-End

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	(Spread) Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
W. Andrew Adams	—	—	—	—
J. Justin Hutchens	100,000(1)	1,143,750	—	—
Roger R. Hopkins	24,166(2)	188,370	500	13,835

(1) The net shares acquired in a cashless exercise of stock options were 31,138

(2) The net shares acquired in a cashless exercise of stock options were 5,651.

2009 Outstanding Equity Awards at Fiscal Year-End

	Options Awards			Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
W. Andrew Adams	-0-	-0-	-0-	-0-	-0-
J. Justin Hutchens	-0-	-0-	-0-	-0-	-0-
Roger R. Hopkins	10,000 7,500 33,334	24.50 29.24 25.29	7/21/11 2/04/13 2/25/13	1,500	55,485

Potential Payments upon Termination or Change-in-Control

Mr. Hutchens is the only executive officer that has an employment agreement.   Under Mr. Hutchens’ employment agreement, if there had been a Without Cause Termination on December 31, 2009, Mr. Hutchens would have been entitled to a severance payment equal to $380,000.  There were no provisions for payments upon a change in control or for termination of his employment agreement for any other reason, including death or disability.  Mr. Hutchens’ options were all fully vested as of December 31, 2009.

At December 31, 2009, Mr. Hopkins held unvested options to purchase 50,834 shares of Common Stock.  The 2005 Stock Option Plan provides that a dissolution or liquidation of the Company or a merger, consolidation or acquisition in which the Company is not the surviving corporation shall cause the vesting date of each outstanding option to accelerate.  Thus, if such an event had occurred at December 31, 2009, Mr. Hopkins would have received value equal to $573,033 based on the number of unvested options that would have vested upon such event multiplied by the difference between the exercise price of such unvested options and $36.99, the closing market price of the Company’s Common Stock on December 31, 2009.

Equity Compensation Plans

The 2005 Stock Option Plan.  The maximum number of shares of Company Common Stock which may be awarded and delivered under the 2005 Stock Option Plan shall be equal to the sum of 1,500,000 shares of Stock.  Options granted under the 2005 Stock Option Plan may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code (“Code”), or non-statutory stock options. The 2005 Stock Option Plan also continues the long-standing automatic grant of non-statutory options to the independent directors of the Board.  Pursuant to the terms of the 2005 Plan, independent directors will receive the option to purchase 15,000 shares once a year at the closing price of the shares on the third business day after the Company releases earnings for the prior year.  The stock options are non-transferable except with Board approval and the maximum term is five years from the date of grant. The Board is authorized to specify other terms and conditions of the grants. The options are granted at the fair market value of the Company’s stock on the date of grant.

The Committee may grant Stock Appreciation Rights and Restricted Stock Awards under the 2005 Stock Option Plan.  The terms and conditions of each SAR or Restricted Stock Award granted under the 2005 Plan shall be as specified by the Committee, in its sole discretion and must be set forth in a written agreement between the Company and the participant, and shall be clearly identified therein as a SAR or Restricted Stock Award.

Incentive stock options may be granted only to employees of the Company or its subsidiaries. Non-statutory stock options, restricted stock awards and stock appreciation rights awards may be granted under the 2005 Stock Option Plan to employees, directors and consultants of the Company, its affiliates and subsidiaries, as well as to persons to whom offers of employment as employees have been granted.

We determine when options become exercisable. The means of payment for shares issued upon exercise of an award will be specified in each award agreement.  Under the 2005 Stock Option Plan, the exercise price may be payable in cash or by tendering shares of stock acceptable to us valued at fair market value as of the day of exercise, or in any combination thereof, provided, however, unless otherwise determined by us, no shares may be tendered unless such shares have been held by the participant for six (6) months or more.  In addition, we may permit a participant to elect to pay the Exercise Price upon the exercise of an incentive stock option or non-qualified stock option by irrevocably authorizing a third party to sell shares of stock (or a sufficient portion of the shares) acquired upon exercise of the incentive stock option or non-qualified stock option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.  For non-qualified stock options and stock received from restricted stock awards or upon the exercise of stock appreciation rights, the option holder or stock recipient must also pay the Company, at the time of purchase, the amount of federal, state, and local withholding taxes required to be withheld by the Company.

The federal income tax consequences to the Company its affiliates and their employees of awards under the 2005 Stock Option Plan are complex and subject to change. There typically will be no federal income tax consequences to a participant or to us upon the grant of an incentive stock option. If the participant holds shares acquired through the exercise of an incentive stock option for the later of two years after the date the option was granted or one year after exercise of the option, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the participant disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he/she will realize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount, subject to certain limitations under Section 162(m) of the Internal Revenue Code. While the exercise of an incentive stock option does not result in current, taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the participant's alternative minimum tax income.

Non-qualified stock options granted under the 2005 Stock Option Plan do not qualify as “incentive stock options” and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a non-qualified option. However, upon its exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income realized by the optionee will be subject to income and other employee withholding taxes.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a non-qualified stock option or a sale or disposition of the shares acquired upon the exercise of a non-qualified stock option. However, upon the exercise of a non-qualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

At December 31, 2009, there were 1,078,967 shares available for grant under the 2005 Plan.

The 1997 Stock Option Plan.  The 1997 Stock Option Plan terminated in 2007 and no new options may be granted under the 1997 Stock Option Plan.  As of December 31, 2009, there remained options to purchase 82,983 shares of common stock granted under the 1997 Stock Option Plan that are exercisable.  No federal income tax consequences occur to either the Company or the optionee upon the optionee’s exercise of his or her incentive stock option and purchase of Common Stock up to $100,000 per year, except that the difference between the fair market value of the stock purchased, pursuant to the exercise of the option and the amounts paid upon the option’s exercise (the “Spread”), would be included in the optionee’s alternative minimum taxable income for alternative minimum tax purposes.  For options purchased in excess of the $100,000 limit, or for options granted to non-employee directors, or which are not held for the time discussed in the next paragraph, the Spread is taxable as ordinary income to the optionee and deductible by the Company at the time of exercise.

After exercising an incentive stock option, if the optionee holds the stock purchased for the requisite period under the Internal Revenue Code, then upon the optionee’s disposition of the stock he or she will recognize capital gain (or loss) for federal income tax purposes on the amount of the difference between the optionee’s cost and the net proceeds of the sale.  The Company would not be entitled to a deduction upon such a disposition.  To be entitled to such capital gains treatment, the optionee must not dispose of the underlying stock within two (2) years after the date the option is granted or one (1) year after the option is exercised.

If the optionee disposes of the stock prior to such time, then the optionee will recognize ordinary income in an amount equal to the lesser of (i) the difference between the sales proceeds and the optionee’s cost, or (ii) the difference between the fair market value of the stock on the date of exercise and the optionee’s cost.  The balance of the gain on a premature disposition of the stock, if any, will be capital gain for federal income tax purposes. Such a premature disposition will entitle the Company to a deduction equal to the amount of ordinary income recognized by the optionee.

The 1997 Stock Option Plan permits options to be exercised for cash or by surrender of shares of Common Stock of the Company valued at the then fair market value.  Unless otherwise specifically provided in the option agreement, no option shall be transferable, other than by will, family gift, or the laws of descent and distribution.  All shares which may be issued under the plan and the exercise prices for outstanding options are subject to adjustment in the event that the number of outstanding shares of Common Stock will be changed by reason of stock splits, stock dividends, reclassifications or recapitalizations.  In addition, upon a merger or consolidation involving the Company, participants are entitled to shares in the surviving corporation.

Equity Compensation Plan Information.  The following table provides aggregate information as of December 31, 2009, with respect to shares of Common Stock that may be issued under our existing equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans [excluding securities reflected in column(a)]
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1997 Plan: 82,983 2005 Plan: 170,853	$27.72	1997 Plan: -0- 2005 Plan: 1,078,967
Equity compensation plans not approved by security holders	None	N/A	N/A
Total	253,836	$27.72	1,078,967

Director Compensation

We reviewed the amount and structure of our compensation as directors, comparing our compensation to that paid to directors in our Peer Group based on the most recent information filed with the SEC.  During 2009, the independent directors received compensation for their Board service in the amount of $3,000 per meeting attended, plus options to purchase 15,000 shares of Company stock based on the closing price of NHI’s shares on February 25, 2009, the date of grant.  Mr. McCabe received an additional $1,000 per meeting of the Audit Committee.  The Company also compensates Directors for time required outside the scope of scheduled Board and committee meetings.  The automatic grant of options to our independent directors has previously been approved by our shareholders.  Additionally, the Company reimburses all directors for travel expenses incurred in connection with their duties as directors of the Company.

Our review of the Peer Group indicated that our director compensation is in line with the compensation paid directors by the other companies in our peer group.  We do not pay any retainer fees and only compensate Directors for meetings attended.  In addition, as our option grants only have value if the Company’s stock price increases, we believe our director compensation package is reasonable.

2009 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Comp. ($)	Change in Pension Value and Nonqualified Deferred Comp. Earnings	All Other Comp. ($)	Total ($)
W. Andrew Adams	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Ted H. Welch	47,000(2)	-0-	52,977	-0-	-0-	-0-	99,977
Robert T. Webb	43,000(2)	-0-	52,977	-0-	-0-	-0-	95,977
Robert A. McCabe, Jr.	57,250(2)	-0-	52,977	-0-	-0-	-0-	110,227

(1) This represents the amount of stock compensation expense recorded by the Company in 2009 for the automatic grant (each year) of 15,000 option shares to each independent director on February 25, 2009.  The exercise price of the options is the closing price of our Common Stock on the NYSE on the day the options are granted.  The options vest immediately.

(2) Includes the following amounts for time required outside the scope of Board and committee meetings: Mr. Welch - $11,000, Mr. Webb - $7,000 and Mr. McCabe - $17,250.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company’s Compensation Committee currently consists of Mr. Welch, Mr. McCabe and Mr. Webb.  No interlocking relationship exists between the members of the Company's Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 as amended requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file statements with the SEC and the NYSE of initial reports of ownership and reports of changes in ownership of such equity securities.  Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to file these reports within two business days of the transaction, and to furnish us with copies of all such forms they file.  We remind our executive officers and directors of this requirement monthly.

To our knowledge, and based solely on review of the copies of such forms furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2009, all filing requirements applicable to our executive officers, directors, and persons who beneficially own more than ten percent of our Common Stock were fulfilled and timely filed, except a Form 4 filing by W. Andrew Adams on September 1, 2009 that was three days late.

Report of the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include providing assistance to the Board of Directors in identifying and recommending candidates qualified to serve as directors of the Company, to review the composition of the Board of Directors, to develop, review and recommend governance policies and principles for the Company and to review periodically the performance of the Board of Directors.  The process we follow is to identify qualified individuals for Board membership and recommend them to the full Board for consideration.  This includes all potential candidates, whether initially recommended from management, other Board members or shareholders of the Company.  Nominations by shareholders should be sent to National Health Investors, Inc., 222 Robert Rose Drive, Murfreesboro, Tennessee 37129, Attn: Nominating and Corporate Governance Committee.  Any such nominations by shareholders shall include the candidate’s name, together with appropriate biographical information of the candidate and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of the Company’s Common Stock for at least one year as of the date the recommendation is made.  If the appropriate biographical information is provided on a timely basis we will evaluate shareholder recommended candidates by following substantially the same process, and applying the same criteria, as we follow for candidates submitted by others.

In determining whether to recommend a candidate for the Board’s consideration, we look at diversity of experience and capabilities, with greater weight given to qualifications like an understanding of the health care industry, real estate, finance and accounting.  The principal qualification of a director is the ability to act successfully on the shareholders’ behalf.

We then evaluate each nominee and do an internal rank ordering.  Existing Board members are automatically considered by us for a term renewal.  We believe that the collective diversity of experience and qualifications of the directors should provide a variety of understanding and abilities that will allow the Board to fulfill its responsibilities.  We have not paid a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees.

The committee met 1 time during 2009 and on January 28, 2010 nominated Mr. Welch for re-election to the Board of Directors.  On March 10, 2010, the Committee held another meeting and nominated Mr. Hutchens for election to the Board of Directors.  The Committee noted that no other candidates were presented for consideration to be nominated.  Our nominees were assessed and chosen in accordance with our Committee’s charter.

This report submitted by the NHI Nominating and Corporate Governance Committee.

Robert T. Webb, Chairman

Robert A. McCabe, Jr.

Ted H. Welch

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Advisory Agreement

Beginning with our inception in 1991, NHC provided advisory services to us under an Advisory, Administrative Services and Facilities Agreement (the "Advisory Agreement").  Effective November 1, 2004, we assigned the Advisory Agreement with NHC to Management Advisory Source, LLC (“MAS”), formed by our Chief Executive Officer and Board Chairman W. Andrew Adams.  We have no ownership in MAS.  Pursuant to this Advisory Agreement, services related to investment activities and day-to-day management and operations were provided to us by MAS.  Accordingly, MAS was subject to the supervision of and policies established by our Board of Directors.  On December 3, 2007, we elected to become a self-managed REIT, with our own management reporting directly to the Board of Directors, and we terminated the Advisory Agreement with MAS on March 31, 2008.  Under a consulting agreement with our Board of Directors, Mr. Adams continues to serve as Chief Executive Officer and remains the Chairman of the Board of Directors. On February 25, 2009, Justin Hutchens assumed the positions of President and Chief Operating Officer.

Our expense under the consulting agreement with Mr. Adams to serve as Chief Executive Officer for the year ended December 31, 2009 was $908,906.  Our expense under the consulting agreement with Mr. Adams to serve as President and Chief Executive Officer from March 31, 2008 through December 31, 2008 was $900,000.  During the first three months of 2008, the expense recorded under the Advisory Agreement was $862,000.

National HealthCare Corporation

Of the 108 health care facilities in which we have investments as part of our continuing operations, 41 facilities are currently leased under operating leases to NHC, a publicly-held company and our largest customer.  W. Andrew Adams is on the board of directors of NHC and his brother, Robert Adams is chairman of its board of directors and the chief executive officer.  Our rental income from NHC in 2009 was $34,782,000 and in 2008 was $33,700,000.

On October 17, 1991, concurrent with NHC's conveyance of 43 properties to us, we leased to NHC 40 long-term care facilities and 3 independent living facilities.  The master lease with NHC is a "triple net lease" under which NHC is responsible for paying all taxes, utilities, insurance premium costs, repairs and other charges relating to the ownership of the facilities.  NHC is obligated at its expense to maintain adequate insurance on the facilities’ assets.

On December 27, 2005, under an amendment to the original master lease, NHI and NHC agreed to a lease extension to cover the remaining 41 facilities.  The 41 properties include 4 centers leased to other parties, the lease payments of which are guaranteed to us by NHC under the Master Lease.  The 15 year lease extension began January 1, 2007, and includes 3 additional 5-year renewal options, each at fair rental value of such leased property as negotiated between the parties and determined without including the value attributable to any improvements to the leased property, voluntarily made by the tenant at its expense.  Under the terms of the lease, base rent for 2007 was $33,700,000 with additional percentage rent being equal to 4% of the increase in the gross revenue of each facility over a 2007 base year.  We did not recognize any percentage rent from NHC during 2007 and 2008. During 2009, we received and recognized $541,000 in percentage rent for 2008 and $541,000 in percentage rent for 2009.

Ownership of Common Stock - At December 31, 2009, NHC owned 1,630,462 shares of our Common Stock.  At December 31, 2009, we owned 101,670 shares of NHC’s convertible preferred stock.

Other Payments To Related Parties

During 2009, we paid W. Andrew Adams $200,000 and his son Andrew Adams $23,000 as reimbursement for certain legal and insurance costs associated with a skilled nursing facility in Orangeburg, South Carolina which was acquired by us in September 2008.

Pinnacle Financial Partners

We have a primary banking relationship with Pinnacle Financial Partners (“Pinnacle”), the fourth largest bank in the Nashville market area.  Mr. McCabe is Chairman of the Board of Directors of Pinnacle and, based upon the advice of our legal counsel, our banking relationship with Pinnacle is not prohibited by law or regulation.  Our Board of Directors has determined that Mr. McCabe is an independent director.  He has no material relationship with us, as the annual interest paid by Pinnacle on our bank accounts does not meet the threshold amounts set forth in NYSE Rule 303A.02(b)(v).

The Company has a policy that any transactions between NHI and its officers, directors and affiliates will be subject to approval by the Audit Committee of the Board.

Comparison of Cumulative Total Return

Our Annual Report on Form 10-K contains a graph on page 21 which demonstrates the performance of the cumulative total return to the shareholders of our Common Stock during the previous five years in comparison to the cumulative total return of the FTSE NAREIT All REITs Index and the Standard & Poor’s 500 Stock Index.  The FTSE NAREIT All REITs Index is comprised of all tax-qualified real estate investment trusts that are listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market List.  The FTSE NAREIT All REITs Index is not free float adjusted, and constituents are not required to meet minimum size and liquidity criteria.

PROPOSAL I

ELECTION OF DIRECTORS

Pursuant to our Articles of Incorporation, the directors have been divided into three groups.  Each group is elected for a three-year term and only one group is up for election each year.   The Company’s certificate of incorporation provides that the number of directors to be elected by the shareholders shall be at least three and not more than 15, as established by the Board of Directors from time to time. The number of directors has been set at four.  On March 10, 2010, the Board voted to expand the current size of the Board to add one new director.  Thus, one director has been nominated for re-election and one new director has been nominated for election at the May 7, 2010 Meeting for a term of three years or until his successor is duly elected and qualified.  On January 28, 2010, the Board’s Nominating & Corporate Governance Committee recommended and the full Board nominated Mr. Welch for re-election to the Board of Directors.  On March 10, 2010 the Board’s Nominating & Corporate Governance Committee recommended and the full Board nominated Mr. Hutchens as a new Board member.  Unless authority to vote for the election of Mr. Welch or Mr. Hutchens has been specifically withheld, your proxy holder intends to vote for the election of Mr. Welch and Mr. Hutchens to hold office as a director for a term of three years or until his successor has been duly elected and qualified.

If Mr. Welch or Mr. Hutchens becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person as may be determined by the proxy holder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MR. WELCH AND MR. HUTCHENS AS PROVIDED IN PROPOSAL I.

PROPOSAL II

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has retained BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.  Although a shareholder vote is not required, the Board submits this accounting firm for approval by the shareholders.  BDO has audited the Company’s consolidated financial statements for each of the past five fiscal years, and has also provided the required Sarbanes-Oxley §404 attestation.

The affirmative vote of the holders of a majority of the votes cast at the Meeting is required for the ratification of the Audit Committee’s selection of BDO as our independent registered public accounting firm.  If the shareholders do not ratify the selection of BDO, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, although the Audit Committee would not be required to select a different independent registered public accounting firm for the Company.  The Audit Committee retains the power to select another firm as the independent registered public accounting firm for the Company to replace the firm whose selection was ratified by the Company’s shareholders in the event the Audit Committee determines that the best interest of the Company warrants a change of its independent registered public accounting firm.

Representatives of BDO are expected to be present at the Annual Meeting and will be given the opportunity to address the shareholders and respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL II.

How We Count the Votes

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Shares of Common Stock represented in person or by proxy at the Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented at the Meeting) will be tabulated by the Company’s Secretary who will determine whether or not a quorum is present.

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Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter, but will not be counted as votes in favor of such matter.  As a result, abstentions will not have any effect on the voting results with respect to the proposal to elect directors. Abstentions will have the same effect as a negative vote on the proposal to ratify the Audit Committee’s selection of BDO as our independent registered public accounting firm.

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If a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.  Accordingly, a “broker non-vote” may affect establishment of a quorum, but, once a quorum is established, will have no effect on the voting on the proposal to elect directors or on the ratification of the auditors.

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A majority of the issued and outstanding shares of Common Stock entitled to vote constitutes a quorum at the Meeting. The nominees for director who receives the highest number of FOR votes cast will be elected.  The affirmative vote of the holders of a majority of the votes cast at the Meeting is required for the ratification of the Audit Committee’s selection of BDO as our independent registered public accounting firm.

SHAREHOLDER COMMUNICATIONS

The Board of Directors has created the “NHI Valuesline” program in order to enable employees and shareholders to communicate with (on a non-identifiable basis if so desired) NHI executive officers, independent directors, and the NHI Board.  The Valuesline toll free number is 877-880-2974 and is answered by an independent contractor who transmits the communication to the Company’s Corporate Secretary and establishes a date by which the caller can obtain a response to the communication, if so requested.  The Corporate Secretary will coordinate any necessary communication and response.  All shareholder communications are relayed by the Corporate Secretary to Mr. Webb as Chairman of the Nominating and Corporate Governance Committee.

SHAREHOLDER PROPOSALS

To be eligible for inclusion in our Proxy Statement, shareholder proposals for our 2011 Annual Meeting must be received by us on or before November 19, 2010 at our corporate office, to the attention of the Corporate Secretary, at 222 Robert Rose Drive, Murfreesboro, Tennessee 37129.  Proposals submitted after November 19, 2010 will be considered untimely for the 2011 Annual Meeting of Shareholders pursuant to SEC Rule 14a-5(e).  Your submission of any proposal will be reviewed in accordance with the procedures found in SEC Regulation 14a-8, which we will supply upon request. Notices of shareholders’ proposals submitted outside the processes of Rule 14a-8 will generally be considered timely (but not considered for inclusion in our proxy statement), pursuant to the advance notice requirement set forth in Rule 14a-4(c).  For shareholders seeking to present a proposal at the 2011 annual meeting without inclusion of such proposal in the Company’s proxy materials, the proposal should be received by the Company no later than February 2, 2011.

EXPENSES OF SOLICITATION

The total cost of this solicitation will be borne by the Company.  We utilize the services of Broadridge Financial Solutions Inc. (formerly Automatic Data Processing, Inc.) to disseminate our proxy materials for an estimated cost of $40,000. In addition to use of the mail, proxies may be solicited personally, or by telephone, facsimile or email, by certain of our directors, officers and employees without additional compensation.

WEBSITE INFORMATION

The NHI website (www.nhinvestors.com) contains information on the Company, including all public filings (Form 10-Qs, Form 10-Ks, Statements of Beneficial Ownership, Form 8-Ks and the like).  We also maintain the following documents on the website, all of which we hereby incorporate herein by reference:

- Corporate Governance Guidelines

- The Restated Audit Committee Charter

- The Compensation Committee Charter

- The Nominating and Corporate Governance Committee Charter

- Valuesline Information

- The NHI Code of Ethics

The Code of Ethics has been adopted for all employees, officers and directors of the Company.  The website will also disclose whether there have been any amendments or waivers to the Code of Ethics.  To date there have been none.

Copies of any of these documents will be furnished, free of charge, to any interested investor upon receipt of a written request.  All of our press releases for the last two years can be accessed through the site’s press release page.  The website is updated regularly for any SEC filings and press releases.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the Meeting, but if other matters properly come before the Meeting, it is intended that the persons named in the proxy will vote on such matters in accordance with their best judgment.